EXHIBIT 99.2

NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

ASHFORD HOSPITALITY TRUST ANNOUNCES UNDERWRITERS
HAVE EXERCISED OVER-ALLOTMENT OPTION

DALLAS — (September 29, 2003) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that the Company’s underwriters, Friedman, Billings, Ramsey & Co., Inc. (NYSE: FBR), have exercised their over-allotment option to purchase 1,734,072 shares of common stock, all of which were offered by the Company, at $9.00 per share. FBR acted as the sole book-running manager, and Legg Mason Wood Walker Incorporated and Credit Lyonnais Securities (USA) Inc. were co-managers. The transaction closed on September 26, 2003.

In total, the Company sold 24,234,072 shares of common stock at $9.00 per share in its initial public offering, raising offering proceeds of $218.1 million. The proceeds will be used principally to fund the acquisition or origination of lodging-related assets, repay mortgage indebtedness on some of the Company’s initial properties and for general corporate purposes.

Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. The Company currently owns six hotel properties and has recently announced that it has placed five additional hotels under contract for acquisition. Ashford’s management team has extensive experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. Additional information can be found on the Company’s web site at www.ahtreit.com.

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